EXHIBIT 99.(a)(3)                                                EXHIBIT (a)(3)

                 [LOGO OF EQUITY RESIDENTIAL PROPERTIES HERE]

                              September 28, 1999

TO:UNITHOLDERS OF DAVIDSON INCOME REAL ESTATE, L.P.
SUBJECT: OFFER TO PURCHASE UNITS FOR $385 PER UNIT IN CASH

                    THIS IS THE HIGHEST PRICE BEING OFFERED


   As described in the enclosed Offer to Purchase and related Letter of Transmittal (collectively, the "Offer"), ERP OPERATING LIMITED PARTNERSHIP (the "Purchaser") is offering to purchase up to 26,776 Units of limited partnership interest (the "Units") in DAVIDSON INCOME REAL ESTATE, L.P., a Delaware limited partnership (the "Partnership") at a purchase price equal to:

           $385 per Unit--$160 above the offer you recently received from the general partner of the Partnership

   The Purchaser is in the business of acquiring, owning and operating multi-family properties. It currently controls 686 multi-family properties in 33 states, consisting of 194,168 units.

   The Offer provides Unitholders with an opportunity to liquidate all, or a portion of, its investment in DAVIDSON INCOME REAL ESTATE, L.P.

   If a Unitholder elects to tender its Units, it will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Units to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer.

   Please consider the following additional points in evaluating the Offer:

  . GREATEST NUMBER OF UNITS. The Purchaser is offering to purchase any and all Units of the Partnership, while AIMCO Properties, L.P. in a competing tender offer, is offering to purchase only 9,886.37 Units. Therefore, if you tender your Units to AIMCO Properties, L.P., it is likely that it will only purchase only a portion of your Units and you will still remain a partner. THE PURCHASER'S OFFER PROVIDES YOU WITH THE GREATEST CHANCE TO RECEIVE THE HIGHEST PURCHASE PRICE CURRENTLY BEING OFFERED FOR THE GREATEST NUMBER OF UNITS.

  . FAST, COMMISSION-FREE SALE. The Offer provides a Unitholder with the opportunity to sell its Units without the commission costs (generally, up to 10% of the sales price, subject to a $150-$200 minimum commission per trade) paid by the seller in typical secondary market sales. With secondary market matching services, the process to sell the Units will not even begin until an interested buyer can be found, which cannot be assured and can take days, weeks or even months.

  . ELIMINATION OF RETIREMENT ACCOUNT FEES. If a Unitholder sells its Units, 1999 could be the final year in which it would incur fees for its IRA or retirement account. Many custodians will not allow the transfer of limited partnership units into new retirement accounts. While many investors have consolidated their retirement accounts and taken advantage of custodial services offered through discount brokerage firms, they may have had to maintain separate retirement accounts for limited partnership units because of custodial restrictions on the transfer of such units. Once the Offer Price is sent directly to a Unitholder's retirement account, it is free to consolidate its retirement accounts or transfer the funds to a custodian that offers lower fees.

  . ELIMINATION OF K-1 TAX FILINGS. If a Unitholder sells its Units now, 1999 will be the final year for which it receives a K-1 tax form from the Partnership. Many investors who have tax professionals prepare their taxes find the cost of filing K-1s to be burdensome, particularly if more than one limited partnership is owned.

  . ILLIQUID UNITS. The relative illiquidity of the Units resulting from the absence of a formal trading market means the Units are difficult to sell.

   On July 30, 1999, AIMCO Properties, L.P. commenced a tender offer for up to 9,886.37 Units for $225 per Unit. This offer has been amended and supplemented. THE WITHDRAWAL PERIOD FOR THE AIMCO PROPERTIES, L.P. OFFER EXTENDS TO ITS EXPIRATION DATE, WHICH IS CURRENTLY SET FOR SEPTEMBER 29, 1999 BUT WHICH MAY BE EXTENDED. IF YOU TENDERED YOUR UNITS IN THE AIMCO PROPERTIES, L.P. TENDER OFFER, YOU MAY STILL TENDER YOUR UNITS TO THE PURCHASER BY COMPLETING THE ENCLOSED LETTER OF TRANSMITTAL AND COMPLETING THE ENCLOSED NOTICE OF WITHDRAWAL AND DELIVERING IT TO THE INFORMATION AGENT FOR AIMCO PROPERTIES, L.P.'S OFFER (WITH A COPY TO OUR DEPOSITARY) BEFORE THE EXPIRATION DATE OF SUCH OFFER, SEPTEMBER 29, 1999, UNLESS EXTENDED.

   After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (the pink form) and any other documents required by the Letter of Transmittal, to the Depositary at:

By Hand or Overnight Courier:             By Mail:

MMS Escrow and Transfer Agency, Inc.      MMS Escrow and Transfer Agency, Inc.
1845 Maxwell St., Suite 101               P.O. Box 7090
Troy, MI 48084                            Troy, MI 48007-7090

By Facsimile: (248) 614-4536

   If you have any questions or need assistance, please call the Depositary at
(888) 292-4264.

             This Offer expires (unless extended) October 26, 1999